                       AGREEMENT CONCERNING JOINT FILING
                                OF SCHEDULE 13G



The undersigned agree as follows:

         (i) each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of each of them; and

         (ii)    each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness of accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated this 13th day of February 1996.



                                       MINORCO


                                       BY:   /s/ D E Fisher
                                           --------------------
                                       ITS:  Finance Director



                                       MINORCO (U.S.A.) INC.


                                       BY:   /s/ Ben L. Keisler
                                           --------------------
                                       ITS:  Vice President and
                                             General Counsel





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